Exhibit 2.2

Ross Miller

Secretary of State

204 North Carson Street Suite 1

Carson City, Nevada 89701-4520

(775) 684-5708

Website: www.nvsos.gov

CERTIFICATE OF AMENDMENT

(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

SPECIALTY CONTRACTORS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3. The number of authorized shares of all classes of stock of this Corporation shall have authority to issue shall be 500,000,000, with a par value of $0.001 per share. Common stock: The total number of common shares this Corporation shall be authorized to issue shall be 400,000,000 shares, each with a par value or $0.001. Preferred Stock: The total number of preferred shares this Corporation shall be authorized to issue shall be 100,000,000, each with a par value of $0.001, with the Board of Directors having authority to designate such classes, terms and conditions as it shall deem necessary.

3, The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 86.19%

4. Effective date and time of filing; (optional)

5. Signature: (required)

/s/ Michael Goode

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of the limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the propoer fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.